Exhibit 99.1

Jones Soda Co. Reports Fiscal 2015 Fourth Quarter Results and Year-End Results

Company Reports 11% Revenue Growth for the Fourth Quarter

SEATTLE--(BUSINESS WIRE)--March 3, 2016--Jones Soda Co. (the Company) (OTCQB:JSDA), a leader in the premium beverage category and known for its unique branding and innovative marketing, today announced results for the fourth quarter and year ended December 31, 2015.

For the fourth quarter of 2015, the Company reported revenue of $2.7 million, an increase of 10.9%, compared to the prior year’s fourth quarter revenue of $2.4 million. For the year ended December 31, 2015, the Company reported net revenue of $13.6 million, an increase of 0.3% compared to the prior year’s revenue of $13.6 million.

Commenting on the results, Jones Soda CEO Jennifer Cue said, “We are pleased with the increased revenue for the fourth quarter and fiscal year ended December 31, 2015. Despite the weakness in the Canadian dollar, we were still able to show double digit revenue growth in our core business fueled by increases in case volume. Looking forward in 2016, we anticipate strong revenue momentum from our new private label partnership with 7-Eleven, Inc. and the launch of our new brand, Lemoncocco. These new product lines, plus new Jones fountain partnerships, support our mission for sustainable, profitable growth.”

Fourth Quarter Review – Comparison of Quarters Ended December 31, 2015 and 2014

  Revenue increased 10.9% (despite a 15% period over period decrease in the average Canadian to U.S. dollar exchange rate) to $2.7 million, compared to $2.4 million last year.
  Gross profit margin increased to 18.7% of revenue, compared to 16.5% in the comparable quarter of 2014, due primarily to favorable impact on cost of goods by shifting more production to Canadian operations given the Canadian-U.S. dollar exchange rate
  Operating expenses decreased by $127,000, or 11.9%, to $939,000, compared to $1.1 million in the comparable quarter of 2014.
  Loss from operations improved to $438,000 compared to an operating loss of $669,000 in the comparable quarter of 2014.
  Net loss increased to $545,000 or $(0.01) per share, compared to a net loss of $339,000 or $ (0.01) per share, last year primarily due to a one-time deferred rent adjustment to other income of $334,000 during the fourth quarter of 2014 related to our prior office lease

Full Year Review - Comparison of Years Ended December 31, 2015 and 2014

  Revenue increased 0.3% (despite a 14% period over period decrease in the average Canadian to U.S. dollar exchange rate) to $13.6 million, compared to $13.6 million the prior year.
  Gross profit margin increased to 23.9% of revenue, compared to 22.2% the prior year, due primarily to favorable impact on cost of goods by shifting more production to Canadian operations given the Canadian-U.S. dollar exchange rate
  Operating expenses decreased by $770,000, or 16.1%, to $4.0 million, compared to $4.8 million the prior year.
  Loss from operations decreased by $1,002,000 or 57.0%, to $756,000, compared to $1.8 million last year.
  Net loss was $1,120,000 or $(0.03) per share, compared to a net loss of $1.5 million or $ (0.04) per share, the prior year.

Conference Call

The Company will discuss its results for the quarter and fiscal year ended December 31, 2015, on its scheduled conference call today, March 3, 2016, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/pages/webcasts. Investors may also listen to the call via telephone by dialing (913) 312-0977 (confirmation code: 6981448). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 6981448) through March 10, 2016, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda, Jones Zilch®, Jones Stripped™ and LEMONCOCCO™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, high quality ingredients (including cane sugar), and innovative labeling technique that incorporates always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and an all-naturally sweetened sparkling beverage with only 30 calories and 8 grams of sugar. Jones Soda is sold across North America through traditional beverage retailers and in many retailers where you would not expect to find carbonated beverages. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2016; consumer response to and market acceptance of the Company’s cobranded product with 7-Eleven and the Company’s new product, Lemoncocco; competition in the fountain business, particularly from Coke and Pepsi; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 25, 2015. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue	$2,674	$2,411	$13,591	$13,555
Cost of goods sold	2,173	2,014	10,347	10,543
Gross profit	501	397	3,244	3,012
Gross profit %	18.7%	16.5%	23.9%	22.2%

Operating expenses:
Selling and marketing	434	554	1,896	2,235
General and administrative	505	512	2,104	2,535
	939	1,066	4,000	4,770
Loss from operations	(438)	(669)	(756)	(1,758)
Interest expense	(23)	(2)	(61)	(14)
Other income (expense), net	(27)	319	(229)	293
Loss before income taxes	(488)	(352)	(1,046)	(1,479)
Income tax benefit (expense), net	(57)	13	(74)	(61)
Net loss	$(545)	$(339)	$(1,120)	$(1,540)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.04)
Weighted average basic and diluted common shares outstanding	41,314,894	39,134,582	41,171,020	39,659,392

	Three months ended December 31,		Twelve months ended December 31,
Case sale data (288-ounce equivalent)	2015	2014	2015	2014
Finished product cases	214,000	191,000	1,041,000	1,012,000

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share data)

	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$772	$857
Accounts receivable, net of allowance of $27 and $49	1,840	1,237
Inventory	2,569	2,603
Prepaid expenses and other current assets	116	121
Total current assets	5,297	4,818
Fixed assets, net of accumulated depreciation of $907 and $1,399	37	25
Other assets	20	31
Total assets	$5,354	$4,874
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,786	$1,375
Line of credit	908	—
Accrued expenses	850	814
Taxes payable	30	23
Deferred rent, current portion	—	24
Capital lease obligation, current portion	2	14
Total current liabilities	3,576	2,250
Capital lease obligations	—	2
Long-term liabilities — other	11	—
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,314,894 and 40,972,394 shares, respectively	53,764	53,650
Additional paid-in capital	8,467	8,234
Accumulated other comprehensive income	213	295
Accumulated deficit	(60,677)	(59,557)
Total shareholders’ equity	1,767	2,622
Total liabilities and shareholders’ equity	$5,354	$4,874

CONTACT:
Jones Soda Co.
Max Schroedl, 206-624-3357
Controller
finance@jonessoda.com